NEWS RELEASE

TRACK DATA REPORTS SECOND QUARTER RESULTS

Brooklyn, New York – August 14, 2008 – Track Data Corporation (Nasdaq: TRAC) today announced results for its second quarter ended June 30, 2008.

Revenues for the second quarter ended June 30, 2008 were $7,761,000 compared to $8,186,000 for the same period in 2007, a decrease of 5%. Net income for the second quarter of 2008 was $551,000, or $.07 per share, compared to a net loss of $(489,000), or $(.06) per share, in 2007.  The decrease in revenues was principally attributable to the Company’s Track ECN, revenues of which decreased approximately $1.3 million. ECN revenues were down significantly during the second half of 2007.  The Company cannot at this time determine when, or if, ECN revenues will return to previously higher levels. Further, commencing in March 2007 the SEC Regulation NMS required a change to lower pricing for stocks under $1.00 per share, and, in November 2007, the NSX reduced its payment rate on these securities, further reducing revenues in 2008 compared to 2007. The decline in ECN revenues was mostly offset by an increase of $800,000 in broker-dealer commissions.

Revenues for the six months ended June 30, 2008 were $15,531,000 compared to $17,334,000 for the same period in 2007, a decrease of 10%. Net income for the first half of 2008 was $941,000, or $.11 per share, compared to a net loss of $(656,000), or $(.08) per share, in 2007.  The decrease in revenues was principally attributable to the Company’s Track ECN, revenues of which decreased approximately $2.7 million for the reasons set forth in the first quarter discussion above.  Market data revenues decreased $400,000 in 2008 compared to 2007. For several years, the Company has experienced a decline in revenues from its market data services to the Professional Market segment due principally to staffing reduction in services or lower priced services offered by the company or other vendors. This trend continued in 2008, negatively impacting revenues and profits. The declines in ECN and market data revenues were partially offset by an increase of $1.3 million in broker-dealer commissions.

Track Data is a New York-based financial services company that provides direct access brokerage, real-time financial market data, news, and research to institutional and individual investors through dedicated telecommunication lines and the Internet.

For professional investors, Track Data Securities offers proTrack, a direct access trading platform with fully integrated market data.  proTrack offers unbiased trade routing, allowing clients control over where their orders are sent.  proTrack is also available to broker-dealers under a service bureau arrangement as an execution platform.

The Company also owns and operates the Track ECN, an electronic communications network that allows traders to display and match limit orders for stocks. Track ECN offers subscribers the highest published rebate in the industry.

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95 Rockwell Place    Brooklyn, NY 11217    Tel: 718.522.7373    Fax: 718.260.4375

For individual investors, Track Data Securities offers myTrack and myTrackPro, both fully integrated, Internet-based online trading and market data systems. Each platform offers direct access online trading, allowing users the choice of where to route their equity and options orders. myTrack and myTrackPro offer continuous dynamic streams of live market data powered by application-based software and a constant server connection similar to systems used by professionals.

For all investors and business professionals, the Company’s NewsWare division offers NewsWatch, a PC-based application that aggregates news from thousands of sources.  Featuring real-time full text filtering and complex queries, its real-time alerting functions allow users to choose topics of interest and be among the first to know when news breaks.

For additional information, please contact Laurel Louison 718-522-0222 or by e-mail: laurel_louison@trackdata.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The words "believe," "expect," "plan," "anticipate" and other similar expressions generally identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.  These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties, including without limitation, volatility in the stock market, changes in external market factors including the economy, changes in the Company's business or growth strategy or an inability to execute its strategy due to changes in its industry and other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Forms 10-K, 8-K, 10-Q, S-3 and S-8.  Actual results could differ materially from the results referred to in the forward-looking statements.

FINANCIAL HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues	$7,761,000	$8,186,000	$15,531,000	$17,334,000
Net income (loss)	551,000	(489,000)	941,000	(656,000)
Basic and diluted income (loss) per share	$.07	$(.06)	$.11	$(.08)